UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Statoil ASA	Statoil Petroleum AS
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Kingdom of Norway	Kingdom of Norway
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

Not Applicable	Not Applicable
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

Forusbeen 50, N-4035	Forusbeen 50, N-4035
Stavanger, Norway	Stavanger, Norway
Tel. No.: 011-47-5199-0000	Tel. No.: 011-47-5199-0000
(Address and telephone number of registrant’s principal executive offices)	(Address and telephone number of registrant’s principal executive offices)

Statoil North America, Inc.

1055 Washington Boulevard

7th Floor

Stamford, Connecticut 06901, U.S.A.

(203) 978-6900

(Name, address. and telephone number of agent for service)

Please send copies of all communications to:

John W. Connolly III

Clifford Chance LLP

10 Upper Bank Street

London E14 5JJ

England

Tel. No.: 020 7006 1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 of Statoil ASA (Registration No. 333-211232) and Statoil Petroleum AS (Registration No. 333-211232-01) (the “Registration Statement”) is being filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended, solely to file the Exhibits to the Registration Statement as separate sub-files on EDGAR.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 9.	Exhibits

See Exhibit Index following the signature pages hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Statoil ASA certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stavanger, Norway, on May 11, 2016.

STATOIL ASA

By:	/s/ PHILIPPE F. MATHIEU
Name:	Philippe F. Mathieu
Title:	Senior Vice President, Finance

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities indicated on May 11, 2016.

Signature	Title

* Øystein Løseth	(Chairman)

* Eldar Sætre	(President and Chief Executive Officer)

* Hans Jakob Hegge	(Executive Vice President and Chief Financial Officer)

/s/ PHILIPPE F. MATHIEU Philippe F. Mathieu	(Senior Vice President, Finance)

* Roy Franklin	(Non-Executive Director)

Bjørn Tore Godal	(Non-Executive Director)

Jakob Stausholm	(Non-Executive Director)

Maria Johanna Oudeman	(Non-Executive Director)

* Rebekka Glasser Herlofsen	(Non-Executive Director)

Jeroen van der Veer	(Non-Executive Director)

Ingrid Elisabeth di Valerio	(Non-Executive Director)

* Stig Lægreid	(Non-Executive Director)

* Lill-Heidi Bakkerud	(Non-Executive Director)

* Wenche Agerup	(Non-Executive Director)

* By:	/s/ PHILIPPE F. MATHIEU
Name:	Philippe F. Mathieu
Title:	Attorney in Fact

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Statoil ASA in the United States, has signed this Post-Effective Amendment No. 1 in the City of Newark, State of Delaware, on May 11, 2016.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Statoil Petroleum AS certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stavanger, Norway, on May 11, 2016.

STATOIL PETROLEUM AS

By:	/s/ PHILIPPE F. MATHIEU
Name:	Philippe F. Mathieu
Title:	Senior Vice President, Finance

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities indicated on May 11, 2016.

Signature	Title

* Eldar Sætre	(President and Chief Executive Officer)

* Hans Jakob Hegge	(Executive Vice President, Chief Financial Officer)

/s/ PHILIPPE F. MATHIEU Philippe F. Mathieu	(Senior Vice President, Finance)

* Hans Henrik Klouman	(Director)

* Bent Rune Solheim	(Director)

* Kjell Byberg	(Director)

* Geir Aalhus	(Director)

* By:	/s/ PHILIPPE F. MATHIEU
Name:	Philippe F. Mathieu
Title:	Attorney in Fact

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Statoil Petroleum AS in the United States, has signed this Post-Effective Amendment No. 1 in the City of Newark, State of Delaware, on May 11, 2016.

PUGLISI & ASSOCIATES

By: Name:	/s/ DONALD J. PUGLISI Donald J. Puglisi Authorized Representative in the United States

INDEX TO EXHIBITS

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement for Debt Securities (incorporated by reference to Exhibit 1.1 of Statoil ASA and Statoil Petroleum’s Registration Statement on Form F-3 (File No. 333-167092) filed with the Securities and Exchange Commission on May 26, 2010).

1.2	Form of Underwriting Agreement for Ordinary Shares.*

4.1	Form of Indenture among Statoil ASA (name changed from StatoilHydro ASA), Statoil Petroleum AS (name changed from StatoilHydro Petroleum AS) and Trustee (incorporated by reference to Exhibit 4.1 of Statoil ASA’s and Statoil Petroleum AS’s Post-Effective Amendment No. 1 to their Registration Statement on Form F-3 (File No. 333-143339) filed with the Securities and Exchange Commission on April 2, 2009).

4.2	Supplemental Indenture No. 1 (incorporated by reference to Exhibit 4.2 of Statoil ASA and Statoil Petroleum’s Registration Statement on Form F-3 (File No. 333-167092) filed with the Securities and Exchange Commission on May 26, 2010).

4.3	Form of Debt Securities and Guarantees relating thereto (included in Exhibit 4.2).

4.4	Articles of Association of Statoil ASA, as amended (English translation) (incorporated by reference to Exhibit 1 to Statoil’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015 (File No. 1-15200)).

4.5	Form of Second Amended and Restated Deposit Agreement among Statoil ASA, Deutsche Bank Trust Company Americas as Depositary, and all Owners and Beneficial Owners from time to time of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit (a)(1) of Statoil’s Registration Statement on Form F-6 filed with the Securities and Exchange Commission January 24, 2013 (File No. 333-186179)).

5.1	Opinion of the Legal Counsel of Statoil ASA, as to the validity of the Debt Securities of Statoil ASA and the Guarantee of Statoil Petroleum AS, as to certain matters of Norwegian law.

5.2	Opinion of Clifford Chance LLP, as to the validity of the Debt Securities of Statoil ASA and the Guarantee of Statoil Petroleum AS, as to certain matters of New York law.

8.1	Opinion of the Legal Counsel of Statoil ASA, as to certain matters of Norwegian taxation (included in Exhibit 5.1 above).

8.2	Opinion of Clifford Chance LLP, as to certain matters of U.S. taxation.

12.1	Computation of ratio of earnings to fixed charges (incorporated herein by reference to Exhibit 7 to Statoil’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015 and by reference to Exhibit 12.1 to Statoil’s Report on Form 6-K filed with the Securities and Exchange Commission on April 27, 2016).

23.1	Consent of KPMG AS, Independent Registered Public Accounting Firm.

23.2	Consent of the Legal Counsel of Statoil ASA (included in Exhibit 5.1 above).

23.3	Consent of Clifford Chance LLP (included in Exhibits 5.2 and 8.2 above).

23.4	Consent of DeGolyer and MacNaughton.

24.1	Powers of attorney for signatories of Statoil ASA and Statoil Petroleum AS.**

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

*	To be filed by amendment or incorporated by reference to a subsequently filed Report on Form 6-K.
**	Previously filed as part of the Registration Statement filed on May 9, 2016.